EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and shareholders

Rendition Networks, Inc.

Redmond, Washington

We consent to the use of our Independent Registered Public Accounting Firm’s Report dated February 3, 2005 covering the financial statements of Rendition Networks, Inc. for each of the two years in the period ended December 31, 2004, to be included on Form 8-K/A to be filed with the Commission on or about April 19, 2005.

/s/ STONEFIELD JOSEPHSON, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California

April 19, 2005